EX-28.h.25

NATIONWIDE VARIABLE INSURANCE TRUST

FUND OF FUNDS PARTICIPATION AGREEMENT

This Fund of Funds Participation Agreement (“Agreement”) is made as of the date set forth below by and among Nationwide Variable Insurance Trust (“NVIT”), on behalf of each of the Funds of Funds named on Schedule A (each, a “Fund of Funds”); Nationwide Fund Advisors, the investment adviser to the Funds of Funds ( the “Adviser” or “NFA”); WisdomTree Trust (the “Acquired Fund”), on behalf of its current and any future series , excluding such series that disclose that they invest in a wholly-owned subsidiary (each, a “Portfolio” and collectively, the “Portfolios”); and WisdomTree Asset Management, Inc., the investment adviser to the Portfolios (“Acquired Fund Adviser”).

WHEREAS, each Fund of Funds is a registered investment company or a series of a registered investment company, as defined in the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, Lazard Asset Management, LLC or another registered investment adviser may serve as the subadviser to the Funds of Funds (acting in such capacity, the “Fund of Funds Subadviser”); and

WHEREAS, the Acquired Fund is a registered investment company, as defined in the Act; and

WHEREAS, the Acquired Fund is operated as a series fund, and each Portfolio is a series of the Acquired Fund; and

WHEREAS, Section 12(d)(1)(A) of the Act limits investment by an investment company, as defined in the Act, and affiliates of such company, in any other investment company that is registered under the Act; and

WHEREAS, Section 12(d)(1)(B) of the Act limits the sale of shares by an investment company, as defined in the Act, and affiliates of such company, to any other investment company that is registered under the Act; and

WHEREAS, the U.S. Securities and Exchange Commission (the “Commission” or “SEC”) has granted an order (Rel. No. 25492, March 21, 2002) to NVIT and NFA exempting each Fund of Funds and certain investment companies selling shares to the Fund of Funds from the limits of Sections 12(d)(1)(A) and (B) (such order and the application therefor together, the “Order”); and

WHEREAS, in reliance on the Order, each Fund of Funds may acquire shares in each Portfolio (“Shares”) in excess of the limits imposed by Section 12(d)(1)(A), and the Acquired Fund may sell Shares of its Portfolios to each Fund of Funds in excess of the limits imposed by Section 12(d)(1)(B); and

WHEREAS, pursuant to condition 8 set forth in the Order, NVIT must enter into a written agreement with the Acquired Fund, on behalf of a Portfolio, prior to a Fund of Funds acquiring Shares in the Portfolio in excess of the limit imposed by
Section 12(d)(1)(A)(i) of the Act, and this Agreement is intended to meet the requirements of condition 8;

NOW, THEREFORE, NVIT, on behalf of each Fund of Funds, NFA, the Acquired Fund, on behalf of its Portfolios, and the Acquired Fund Adviser, agree as follows:

1. The term “Acquired Fund Affiliate” as used herein shall be deemed to include a Portfolio’s investment adviser(s), subadviser, sponsor, promoter, and principal underwriter and any person controlling, controlled by or under common control with any of those entities.

2. The term “Fund of Funds Affiliate” as used herein shall be deemed to include a Fund of Fund’s investment adviser(s), subadviser, promoter and principal underwriter, and any person controlling, controlled by or under common control with any of those entities.

3. The term “Underwriting Affiliate” as used herein shall be deemed to include any principal underwriter that is an officer, director, member of an advisory board, investment adviser, subadviser, or employee of a Fund of Funds, or a person of which any such officer, director, member of an advisory board, investment adviser, subadviser, or employee is an “affiliated person,” as that term is defined in Section 2(a)(3) of the Act. An offering of securities during the existence of an underwriting or selling syndicate of which a principal underwriter is an Underwriting Affiliate shall be deemed to be an “Affiliated Underwriting.”

4. All other capitalized terms used and not otherwise defined herein shall have the meanings assigned such terms in the Order.

5. A Fund of Funds promptly shall deliver to the Acquired Fund a copy of any notice of any application filed with the Commission by the Fund of Funds or any of its affiliates to amend, or if granted, would have the effect of amending, the Order, as well as any order issued by the Commission pursuant to such notice. The parties acknowledge that the Acquired Fund has received an order from the Commission under Section 12(d)(1)(J) of the Act for an exemption from Sections 12(d)(1)(A) and (B) of the Act; provided, however, the parties intend to rely on the Order with respect to any investments contemplated by this Agreement.

6. The members of the “Group” will not control (individually or in the aggregate) a Portfolio within the meaning of
Section 2(a)(9) of the Act. For purposes of this Agreement, the term “Group” shall be deemed to include NFA, the Fund of Funds Subadviser, any person controlling, controlled by, or under common control with either NFA or the Fund of Funds Subadviser, and any investment company and any issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the Act that is advised, subadvised or sponsored by NFA or the Fund of Funds Subadviser, or any person controlling, controlled by, or under common control with either NFA or the Fund of Funds Subadviser. If, as a result of a decrease in the outstanding voting securities of a Portfolio, the Group, in the aggregate, becomes a holder of more than 25% of the outstanding voting securities of the Portfolio, then the Group (except for any member of the Group that is an insurance company separate account) will vote its Shares of the Portfolio in the same proportion as the vote of all other holders of the Portfolio’s Shares. To the extent that the Group includes an insurance company separate account that is registered as an investment company under the Act (“Registered Separate Account”), such Registered Separate Account will seek voting instructions from its Contract holders and will vote its Shares of a Portfolio in accordance with the instructions received and will vote those Shares for which no instructions were received in the same proportion as the Shares for which instructions were received. To the extent that the Group includes an insurance company separate account that is not registered as an investment company under the Act (“Unregistered Separate Account”), such Unregistered Separate Account will either (i) vote its Shares of the Portfolio in the same proportion as the vote of all other holders of the Portfolio’s Shares; or (ii) seek voting instructions from its Contract holders and vote its Shares in accordance with the instructions received and vote those Shares for which no instructions were received in the same proportion as the Shares for which instructions were received.

7. The Adviser will waive fees otherwise payable to it by a Fund of Funds in an amount at least equal to any compensation (including fees received pursuant to any plan adopted by an Acquired Fund pursuant to rule 12b-1 under the Act) received from an Acquired Fund by the Adviser, or an affiliated person of the Adviser, other than any advisory fees paid to the Adviser or its affiliated person by an Acquired Fund, in connection with the investment by the Fund of Funds in the Portfolio. Any Subadviser will waive fees otherwise payable to the Subadviser, directly or indirectly, by the Fund of Funds in an amount at least equal to any compensation received by the Subadviser, or an affiliated person of the Subadviser, from an Acquired Fund, other than any advisory fees paid to the Subadviser or its affiliated person by an Acquired Fund, in connection with the investment by the Fund of Funds in the Portfolio made at the direction of the Subadviser. In the event that the Subadviser waives fees, the benefit of the waiver will be passed through to the Fund of Funds.

8. No Fund of Funds or Fund of Funds Affiliate will cause any existing or potential investment by the Fund of Funds in a Portfolio to influence the terms of any services or transactions between the Fund of Funds or Fund of Funds Affiliate and the Portfolio or an Acquired Fund Affiliate.

9. The Board of Trustees of NVIT, including a majority of the Independent Trustees, has adopted procedures reasonably designed to assure that NFA and any Fund of Funds Subadviser are conducting the investment program of the Fund of Funds without taking into account any consideration received by a Fund of Funds or Fund of Funds Affiliate from a Portfolio or an Acquired Fund Affiliate in connection with any services or transactions.

10. No Fund of Funds or Fund of Funds Affiliate will cause a Portfolio to purchase a security from an Underwriting Affiliate.

11. The Board of Trustees of the Acquired Fund (the “Acquired Fund Board”), including a majority of the Acquired Fund Board’s directors who are deemed under the Act to be independent (“Independent Directors”), has adopted procedures reasonably designed to monitor any purchases of securities by a Portfolio in an Affiliated Underwriting which are intended to apply once the Acquired Fund has been notified by the applicable Fund of Funds that an investment by a Fund of Funds in the Shares of the Portfolio exceeds the limit of Section 12(d)(1)(A)(i) of the Act, including any purchases made directly from an Underwriting Affiliate.

The Acquired Fund Board will review these purchases periodically, but no less frequently than annually, to determine whether the purchases were influenced by the investment by a Fund of Funds in a Portfolio. The Acquired Fund Board will consider, among other things: (a) whether the purchases were consistent with the investment objectives and policies of the Portfolio; (b) how the performance of securities purchased in an Affiliated Underwriting compares to the performance of comparable securities purchased during a comparable period of time in underwritings other than Affiliated Underwritings or to a benchmark, such as a comparable market index; and (c) whether the amount of securities purchased by the Portfolio in Affiliated Underwritings and the amount purchased directly from an Underwriting Affiliate have changed significantly from prior years. The Acquired Fund Board will take any appropriate actions based on its review, including, if appropriate, the institution of procedures designed to assure that purchases of securities in Affiliated Underwritings are in the best interests of shareholders.

12. Each Acquired Fund will maintain and preserve permanently in an easily accessible place a written copy of the procedures described in the preceding paragraph, and any modifications to such procedures, and will maintain and preserve for a period of not less than six years from the end of the fiscal year in which any purchase from an Affiliated Underwriting occurred, the first two years in an easily accessible place, a written record of each purchase of securities in an Affiliated Underwriting once an investment by a Fund of Funds in the Shares of a Portfolio exceeds the limit of Section 12(d)(1)(A)(i) of the Act, setting forth the: (a) party from whom the securities were acquired, (b) identity of the underwriting syndicate’s members, (c) terms of the purchase, and (d) information or materials upon which the determinations of the Acquired Fund Board were made.

13. Once an investment by a Fund of Funds in the Shares of a Portfolio exceeds the limit of Section 12(d)(1)(A)(i) of the Act and the Acquired Fund has received notification as set forth in Section 14 below, the Acquired Fund Board, including a majority of the Acquired Fund Board’s Independent Trustees, will determine that any consideration paid by the Portfolio to a Fund of Funds or a Fund of Funds Affiliate in connection with any services or transactions: (a) is fair and reasonable in relation to the nature and quality of the services and benefits received by the Portfolio; (b) is within the range of consideration that the Portfolio would be required to pay to another unaffiliated entity in connection with the same services or transactions; and (c) does not involve overreaching on the part of any person concerned.

14. At the time of a Fund of Funds’ investment in Shares of a Portfolio in excess of the limit in Section 12(d)(1)(A)(i), the Fund of Funds will promptly notify the Acquired Fund of the investment. At such time, the Fund of Funds will transmit to the Acquired Fund a list of the names of each Fund of Funds Affiliate and Underwriting Affiliate (the “List”). NFA acknowledges that the notification of an investment in Shares of a Portfolio in excess of the limit in Section 12(d)(1)(A)(i) and the identities of the Fund of Funds Affiliates and Underwriting Affiliates constitute information not otherwise available to the Acquired Fund, and are necessary for the Acquired Fund to comply with the Order. NFA will notify the Acquired Fund and Acquired Fund Adviser of any changes to the List as soon as reasonably practicable after a change occurs.

15. No Portfolio will acquire securities of any other investment company or company relying on Section 3(c) (1) or 3(c)(7) of the Act in excess of the limits contained in Section

12(d)(1)(A) of the Act, except to the extent that such Portfolio: (a) receives securities of another investment company as a dividend or as a result of a plan of reorganization of a company (other than a plan devised for the purpose of evading Section 12(d)(1) of the Act); or (b) acquires (or is deemed to have acquired) securities of another investment company pursuant to exemptive relief from the Commission permitting such Portfolio to: (i) acquire securities of one or more investment companies for short-term cash management purposes, or (ii) engage in interfund borrowing and lending transactions.

16. No Fund of Funds will acquire Shares of a Portfolio in excess of the limit in Section 12(d)(1)(A) of the Act unless and until NVIT, on behalf of the Fund of Funds, and the Acquired Fund, on behalf of the Portfolio, have executed this Agreement and complied with the terms and conditions hereof. Notwithstanding any other provision in this Agreement or term or condition of the Order, no Portfolio shall be obligated to sell any Shares to any Fund of Funds.

17. With respect to Registered Separate Accounts that invest in a Fund of Funds, no sales load will be charged at the Fund of Funds level or at the Portfolio level. Other sales charges and service fees, as defined in FINRA Conduct Rule 2830, if any, will be charged at the Fund of Funds level or at the Portfolio level, not both. With respect to other investments in a Fund of Funds, any sales charges and/or service fees charged with respect to shares of a Fund of Funds will not exceed the limits applicable to a fund of funds set forth in FINRA Conduct Rule 2830.

18. NVIT, on behalf of each Fund of Funds, represents, warrants and agrees as follows: (i) its Board of Trustees understands the terms and conditions of the Order and agrees to fulfill its responsibilities under the Order; and (ii) it will monitor the limits of Section 12(d)(1)(A) as they pertain to its acquisition of Shares; and (iii) its investments in a Portfolio will be accomplished in compliance with the Fund of Fund’s investment restrictions and consistent with the investment policies set forth in the Fund of Fund’s registration statement under the Securities Act of 1933, as amended ( “1933 Act”), and the Act; (iv) its Board of Trustees, including a majority of the Independent Trustees, will determine that the advisory fees charged under any advisory agreement between the Fund of Funds and the Adviser, and that the subadvisory fees charged under any subadvisory agreement among the Fund of Funds, the Adviser and the Fund of Funds Subadviser, are based on services provided that are in addition to, rather than duplicative of, the services provided under the investment advisory agreement or subadvisory agreement of an Acquired Fund, on behalf of the Portfolio, and will record fully the basis upon which such finding was made in the minute books of the appropriate Fund of Funds; and (vi) it will maintain and preserve a copy of the Order, the Agreement, and the List with any updated information for the duration of the investment and for a period of not less than six years thereafter, the first two years in an easily accessible place.

19. NFA represents and warrants to the Acquired Fund and the Acquired Fund Adviser that it has read the Order and that it will use reasonable efforts to cause each Fund of Funds to abide by the terms and conditions of the Order and this Agreement.

20. NFA represents and warrants to the Acquired Fund and the Acquired Fund Adviser that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or is exempt from such registration.

21. The Acquired Fund Adviser represents and warrants to NVIT and NFA that it has read the Order and that it will use reasonable efforts to cause each Acquired Fund to abide by the terms and conditions of the Order and this Agreement.

22. The Acquired Fund Adviser represents and warrants to NVIT and NFA that it is registered as an investment adviser under the Advisers Act or is exempt from such registration.

23. Each Acquired Fund, on behalf of its Portfolios, represents, warrants and agrees as follows: (i) the Acquired Fund Board understands the terms and conditions of the Order and agrees to fulfill its responsibilities under the Order; and (ii) it will maintain and preserve a copy of the Order, the Agreement, and the List with any updated information for the duration of the investment and for a period of not less than six years thereafter, the first two years in an easily accessible place.

24. Any of the provisions of this Agreement notwithstanding, NVIT, on behalf of each Fund of Funds, represents and warrants to the Acquired Fund that each Fund of Funds operates, and will continue to operate, in compliance with the Order, the Act, and the Commission’s rules and regulations thereunder. NVIT agrees that the Acquired Fund, on behalf of each Portfolio, is entitled to rely on the representations contained in this Agreement and that the Acquired Fund has no independent duty to monitor NVIT’s compliance with this Agreement, the Order, the Act, or the Commission’s rules and regulations thereunder.

25. The Acquired Fund, on behalf of the Portfolios, agrees that it shall preserve a copy of this Agreement, together with copies of the Order and the List, for a period of not less than six years from the end of the fiscal year in which the most recent investment by a Fund of Funds in a Portfolio in reliance on the Order occurred. For the first two years of such six-year period, the foregoing documents shall be maintained by the Acquired Fund in an easily accessible place.

26. The Acquired Fund, on behalf of the Portfolios, represents that each Portfolio intends to qualify to be taxed as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (“Subchapter M” and the “Code,” respectively), and that it will take all reasonable steps to maintain such qualification.

27. NVIT shall indemnify and hold harmless the Acquired Fund and each of its affiliates, directors, trustees, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”), they may incur, insofar as such Losses arise out of or are based upon (i) NVIT’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) NVIT’s violation of any applicable law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by NVIT of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement. This indemnity provision is in addition to any other liability which NVIT may otherwise have to the Acquired Fund, the Acquired Fund Adviser or their respective affiliates.

(b) The Acquired Fund shall indemnify and hold harmless NVIT and each of its directors, trustees, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) the Acquired Fund’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) the Acquired Fund’s violation of applicable law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by the Acquired Fund of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by the Acquired Fund. This indemnity provision is in addition to any other liability which the Acquired Fund may otherwise have to NVIT, the Adviser or their respective affiliates.

(c) Promptly after receipt by a party entitled to indemnification under this paragraph 27 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 27, notify the indemnifying party of the commencement thereof, unless failure to give such notice does not prejudice the indemnifying party. The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this paragraph for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not, without the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

28. The Acquired Fund makes available, and NVIT acknowledges that it has access to, copies of all registration statements, prospectuses, proxy statements, and all amendments to any of the above, that relate to the Portfolios or the Shares in final form as filed with the SEC, at http://www.wisdomtree.com.

29. NVIT makes available, and the Acquired Fund acknowledges that it has access to, copies of all registration statements, prospectuses, proxy statements, and all amendments to any of the above, that relate to the Funds of Funds or the shares they issue in final form as filed with the SEC, at www.nationwide.com/mutualfundsnvit.

30. The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial, or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

31. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns. No party may assign any of its rights under this Agreement without the prior written consent of the other parties. Any purported assignment of rights in violation of this Section is void.

32. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. In proving this Agreement, a party must produce or account only for the executed counterpart of the party to be charged.

33. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles, and the applicable provisions of the Act or other federal laws and regulations which may be applicable. To the extent that the applicable laws of the State of New York or any of the provisions herein conflict with the applicable provisions of the Act or other federal laws and regulations which may be applicable, the latter shall control.

34. This Agreement will continue until terminated in writing by a party: (i) upon thirty (30) days written notice to the other parties; or (ii) in the event of a material breach of this Agreement, upon written notice to the breaching party, which may be given in the sole discretion of the non-breaching party(ies).

35. Each party giving or making any notice, including any information that a party is required to deliver to the other parties by the Order or this Agreement, shall give the notice in writing and shall use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: (a) personal delivery; (b) registered or certified mail, in each case, return receipt requested and postage prepaid; (c) nationally recognized overnight courier, with all fees prepaid; or (d) or other means of electronic communication agreed upon by the parties hereto to the other party. Such notice shall be delivered to the address set forth below (which may be changed from time to time upon written notice to the other party).

If to NVIT or a Fund of Funds:

Nationwide Variable Insurance Trust

1000 Continental Drive, Suite 400

King of Prussia, PA 19406

Attention: General Counsel

If to NFA:

Nationwide Fund Advisors

1000 Continental Drive, Suite 400

King of Prussia, PA 19406

Attention: General Counsel

If to Acquired Fund:

WISDOMTREE TRUST

245 Park Avenue

35th Floor

New York, New York 10167

Attn: Legal Department

Facsimile: 917-267-3851

E-mail: legalnotice@wisdomtree.com

If to the Acquired Fund Adviser:

WISDOMTREE ASSET MANAGEMENT, INC.

245 Park Avenue

35th Floor

New York, New York 10167

Attn: Legal Department

Facsimile: 917-267-3851

E-mail: legalnotice@wisdomtree.com

With the exception of the contact information listed in this section, which may be changed from time to time upon written notice to the other parties, the parties may amend this Agreement only by a written agreement signed by the parties.

36. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the 10th day of September, 2014.

Nationwide Variable Insurance Trust, on behalf of each of the Fund of Funds listed on Schedule A

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

Nationwide Fund Advisors

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

Acknowledged:

WisdomTree Trust

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	President

WisdomTree Asset Management, Inc.

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	Chief Executive Officer

SCHEDULE A

NVIT FUNDS OF FUNDS

Lazard NVIT Flexible Opportunistic Strategies Fund